Corporations Section P.O.Box 13697 Austin, Texas 78711-3697	Phil Wilson Secretary of State
Office of the Secretary of State
CERTIFICATE OF FILING
OF
TE Products Pipeline Company, LLC
File Number: 800838893
The undersigned, as Secretary of State of Texas, hereby certifies that a Certificate of Formation for the above named Domestic Limited Liability Company (LLC) has been received in this office and has been found to conform to the applicable provisions of law.
ACCORDINGLY, the undersigned, as Secretary of State, and by virtue of the authority vested in the secretary by law, hereby issues this certificate evidencing filing effective on the date shown below.
The issuance of this certificate does not authorize the use of a name in this state in violation of the rights of another under the federal Trademark Act of 1946, the Texas trademark law, the Assumed Business or Professional Name Act, or the common law.
Dated: 06/28/2007
Effective: 06/30/2007 11:58 pm

Phil Wilson Secretary of State
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Phoue: (512) 463-5555	Fax: (512) 463-5709	Dial: 7-1-1 for Relay Services
Prepared by: Lisa Sartin	TID: 10306	Document: 176856400002

FILED
In the Office of the
Secretary of State of Texas

JUN 28 2007

Corporations Section
CERTIFICATE OF FORMATION
OF
TE PRODUCTS PIPELINE COMPANY, LLC
     This Certificate of Formation of TE Products Pipeline Company, LLC, having been duly executed by the undersigned organizer, is being filed to form a limited liability company under the Texas Limited Liability Company Law, part of the Texas Business Organization Code, as amended (the “TLLCL”).
1.	Entity Type and Name. The type offering entity being formed is a limited liability company, and the name of the limited liability company being formed is TE Products Pipeline Company, LLC.
2.	Purpose. The purpose for which the limited liability company is being formed is to engage in the transaction of any and all lawful business for which a limited liability company may be organized under the TLLCL.
3.	Registered Office and Registered Agent. The street address of the initial registered office of the limited liability company being formed is 1021 Main Street, Suite 1150, Houston, Texas 77002, and the name of its initial registered agent at such address is CT Corporation System.
4.	Organizer. The name and address of the organizer of the limited liability company being formed are as follows:

Name	Address
William G. Manias	1100 Louisiana Street Houston, Texas 77002
5.	Manager. The limited liability company being formed will be managed by a manager, and the name and address of the initial manager of the limited liability company being formed are as follows:

Name	Address
TEPPCOGP, Inc.	1100 Louisiana Street
Houston, Texas 77002
6.	Effective Date and Time. The formation of the limited liability company shall be effective at 11:58 p.m. on June 30, 2007.
     In Witness Whereof, the undersigned has executed this Certificate of Formation to be effective June 30, 2007.
William G. Manias, Organizer